AMERICA FIRST APARTMENT INVESTORS, INC.
ANNOUNCES FOURTH QUARTER DIVIDEND;
COMPLETION OF FLORIDA PROPERTY SALE;
APPOINTMENT OF CHIEF INVESTMENT OFFICER

Omaha, Neb., November 21, 2005 — America First Apartment Investors, Inc. (NASDAQ: APRO) (the “Company” or “APRO”), a multifamily real estate investment trust, today announced that its Board of Directors has declared a regular quarterly dividend in the amount of $0.25 per share, to be paid on January 31, 2006 to shareholders of record on December 30, 2005.

The Company also reported that it had completed the previously-announced disposition of St. Andrews at Westwood, located in Orlando, Florida. The sale will result in a fourth quarter gain of approximately $20 million. Commenting on the sale, John H. Cassidy, the Company’s chief executive officer, said “While our strategy calls for us to grow our portfolio, we also will aggressively pursue opportunities to enhance profitability through asset dispositions when market conditions warrant. In this case, the trend in Florida favoring condominium conversion created the opportunity that we capitalized on. To the extent we can do so in a tax-efficient way, we will now seek to re-deploy the sale proceeds through new acquisitions. Our Company remains committed to a growth plan that provides a secure and growing dividend while enhancing long term portfolio value through a selective disposition and acquisition program that increases our presence in markets with positive growth prospects.”

The Company also announced the appointment of James Egan, 41, to the position of Chief Investment Officer. Mr. Egan previously served as Senior Vice President for Development at ING Clarion Partners in New York and in a number of positions, including Director of Acquisitions and Development, at DRA Advisors in New York. Commenting on Mr. Egan’s appointment, Mr. Cassidy said “Jim’s background and experience will be invaluable as we continue to implement our strategy of growing and upgrading our property portfolio.”

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located throughout the United States. Its portfolio currently includes 29 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.